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                                                                 EXHIBIT 10.23.3


                             MORTGAGE LOAN AGREEMENT

         THIS MORTGAGE LOAN AGREEMENT ("Agreement") is made as of the 1st day of April, 1999, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Lender") and FELCOR/CSS HOLDINGS, L.P., a Delaware limited partnership ("Borrower").

                                    Recitals

         A. Borrower has applied to Lender for a first mortgage loan in the principal amount of One Hundred Million Dollars ($100,000,000) (the "Loan"), and Lender has agreed to make the Loan, on the terms provided for in that certain First Mortgage Loan Application dated February 22, 1999, under Application No.:
6-103-269 (the "Application").

         B. The Loan is secured by, among other things, those certain first mortgages or first deeds of trust being executed concurrently with this Agreement (collectively, the "Mortgages") on the properties identified on Exhibit A attached hereto and made a part hereof and more particularly described in each of the Mortgages (collectively, the "Properties" and individually, a "Property").

         C. Certain provisions pertaining to the Loan, as set forth in the Application, are intended to pertain generally to all Properties and/or are matters that the parties do not want placed of record; therefore, Lender and Borrower are entering into this Agreement to set forth and govern such matters.

                                    Agreement

         NOW, THEREFORE, in consideration of the making of the Loan, the mutual undertakings and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower do hereby agree as follows:

         1. RELATION TO MORTGAGES. The provisions of this Agreement shall have the same force and effect as if the same were set forth in each of the Mortgages, and this Agreement shall constitute one of the "Loan Documents" as such term is defined and used in each of the Mortgages. Terms appearing in this Agreement as initially capitalized terms and not otherwise expressly defined herein shall have the respective meanings given them in the Mortgages. Any breach or violation of the terms of this Agreement by Borrower shall constitute a default under the Mortgages, and any Event of Default under any of the Mortgages shall be deemed an Event of Default under this Agreement. The provisions of the Mortgages relating to notices of default, time for cure, and exercise of remedies by Lender shall be applicable to any default or violation of this Agreement, and the same are hereby incorporated herein by this reference.

         2. DEFINITIONS. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below:

                  (a) "Allocated Loan Amount" shall mean a portion of the Loan allocated to the each Property for certain purposes, which amounts are set forth on Exhibit B attached hereto and made a part hereof.
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                  (b) "Business Day" or "business day" shall mean any day that is not a Saturday or Sunday and on which banks are not generally authorized or permitted to close in the states in which the loan administration office of Lender then responsible for administering the Loan is located, in which the principal office of the Borrower is located, or in which any of the Properties are located.

                  (c) "Debt Service Coverage Ratio" shall have the meaning given such term in the Mortgages.

                  (d) "Fair Market Value" shall mean, with respect to any Property, the amount that a willing buyer under no compulsion to buy would pay, and a willing seller under no compulsion to sell would accept, for the purchase and sale of such Property, in an arms-length, all-cash sale with customary closing pro-rations and adjustments and based on the current state of title to the Property, but free and clear of the Mortgages, the Primary Leases, and the Management Agreements and License Agreements (it being agreed that any termination fee or similar payment required to terminate any of the Management Agreements and/or License Agreements prior to expiration of their respective terms shall be taken into account and shall constitute deductions in determining Fair Market Value).

                  (e) "FelCor" shall mean FelCor Lodging Limited Partnership, a Delaware limited partnership, which, as of the date of this Agreement, is the holder of all of the limited partnership interests in Borrower and of all of the membership interests in Borrower's general partner.

                  (f) "Hotels" shall mean any or all of the hotels constituting the principal improvements located on each of the Properties.

                  (g) "Lessee" shall mean DJONT Operations, L.L.C., a Delaware limited liability company.

                  (h) "License Agreements" shall mean any or all of the existing License Agreements with the Licensor as of the date of this Agreement, as the same may be amended from time to time (subject to obtaining Lender's consent to any such amendment), or any extension, renewal, or replacement thereof entered into in accordance with the provisions of
         Section 7 hereof.

                  (i) "Licensor" shall mean Promus Hotels, Inc., a Delaware corporation, or in the event Borrower shall enter into a replacement license agreement in accordance with the provisions of Section 8 hereof, the licensor under such replacement license agreement.

                  (j) "Loan to Value Ratio" shall mean the ratio, as of the time at which such ratio is to be determined hereunder, of (i) the aggregate principal balance of all encumbrances against the Properties to (ii) the aggregate Fair Market Values of the Properties (or certain of the Properties, where expressly provided herein). In any case in which the Loan-to-Value Ratio is to be determined, Lender shall promptly make a determination, based on its standard property valuation methods being utilized at the time, of the Fair Market Values of the applicable Properties and shall notify Borrower in writing of Lender's determination. If, within ten (10) business days after Borrower's receipt of Lender's determination, the parties are unable to reach agreement on the Fair Market Value


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         of the applicable Properties, then such Fair Market Value shall be determined by appraisal as provided in Section 9 hereof.

                  (k) "Management Agreements" shall mean any or all of the existing management agreements with the Manager as of the date of this Agreement, as the same may be amended from time to time (subject to obtaining Lender's consent to any such amendment), or any extension, renewal, or replacement thereof entered into in accordance with the provisions of Section 8 hereof.

                  (l) "Manager" shall mean, collectively, Promus Hotels, Inc., a Delaware corporation, with respect to the Properties not located in Florida, and Promus Hotels Florida, Inc., a Florida corporation, with respect to the Properties located in Florida, or in the event Borrower shall enter into a replacement management agreement in accordance with the provisions of Section 8 hereof, the manager under such replacement management agreement.

                  (m) "NOI" shall mean the total, for all Properties (or all relevant Properties as may be specified in connection with the provisions hereof for which NOI or Debt Service Coverage is being determined) of the aggregate rental payments made under the Primary Leases for the applicable twelve (12) month period, less all expenses and obligations payable by Borrower under the Primary Leases or with respect to Borrower's ownership and operation of the Properties for that twelve (12) month period, including, without limitation, payments (if any) for ground rent, reserves for replacements of FF&E and other capital expenditures in the amounts required from time to time pursuant to Section 3 hereof, real estate and other taxes and assessments and insurance, but excluding deductions for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures and other similar non-cash items. For purposes of calculating NOI, (i) rental income shall not be anticipated for any greater time period than that approved by generally accepted accounting principles, and (ii) expense items shall not be prepaid. Documentation of NOI and expenses shall be certified by an officer of Borrower with detail reasonably satisfactory to Lender.

                  (n) "Primary Leases" shall mean those certain Lease Agreements pursuant to which each of the Properties has been leased by Borrower to Lessee, as the same may be amended from time to time (subject to obtaining Lender's consent to any such amendment), or any extension, renewal, or replacement thereof entered into in accordance with the provisions of Section 8 hereof.

                  (o) "Qualified Appraiser" shall mean, with respect to any Property, an experienced, professional hotel valuation consultant (or firm of such consultants) of regional or national standing in the hospitality industry and with substantial experience in appraising full service hotel properties in the metropolitan area in which a Property is located. The hospitality consulting division of PricewaterhouseCoopers and the firm of Pannel Kerr & Forster would, as of the date of this Agreement, constitute professional hotel valuation consulting firms of national standing.

                  (p) "Successor Lessee" shall mean the tenant under the Primary Leases in the event of a sale of all of the assets of Lessee or all of the membership interests of Lessee permitted under Section 7.3 of the Mortgages or, in the event Borrower shall enter into a


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         replacement of the Primary Lease in accordance with the provisions of
         Section 8 hereof, the tenant under such replacement Primary Lease.

         3. CAPITAL RESERVES. Borrower shall maintain reserves for each Property for FF&E and other capital expenditures for the Properties, which shall be funded on a monthly basis, in amounts equal to 4% of the suite revenues of each Property received during the immediately preceding calendar month. Borrower has advised Lender that (A) such reserve amounts currently are retained by the Lessee and netted against the rental payments required to be made each month under the Primary Leases, (B) the Manager pays for capital items each month from Property revenues, in accordance with the annual capital budgets approved by Lessee and otherwise in accordance with the Management Agreements, (C) to the extent expenditures on capital items during any month are less than 4% of suite revenues in such month, the amount of such difference is paid into a reserve account in the name of FelCor REIT, but administered by the Manager (the "Combined Reserve Account"), which account contains reserve funds for all properties managed by Manager for Lessee, including hotel properties other than the Properties (but the Manager keeps separate records of the reserve amounts and expenditures from such amounts with respect to each Property and each other hotel property), (D) to the extent expenditures during any month are greater than 4% of suite revenues for such month, funds that have been accumulated in the Combined Reserve Account with respect to such Property are applied for such purpose. The following provisions shall govern the deposit, reservation, and use of funds reserved for FF&E and capital expenditures:

                  (a) A separate bank account (with separate sub-accounts designated for each Property) located in the State of Illinois, at a banking institution reasonably acceptable to Lender, shall be established at Closing and maintained in the name of Lender or otherwise established in a form and manner sufficient to create and maintain in Lender a first priority, perfected security interest therein (the "FF&E Account"). So long as no Event of Default shall have occurred and the Debt Service Coverage Ratio for all Properties in the aggregate is at least equal to 1.50 (as shown by Borrower's most recent annual financial statements), Borrower shall not be required to deposit funds in the FF&E Account on a continual basis, but shall be entitled to continue its existing arrangement with the Manager (as described above). Instead, at the end of each calendar year, Borrower shall provide to Lender, within ten (10) business days after receipt by Borrower or Lessee of the annual operating statements for the Properties prepared by the Manager, a reconciliation (certified to Lender by Borrower as being true and correct) showing (i) the total amount required to have been reserved for such year (i.e., 4% of suite revenues for such year, or any greater amount required at such time under paragraph (e) of this Section) for each Property, (ii) the total amount actually expended or incurred in such year for capital items payable from such reserve amounts for each Property, (iii) the resulting accumulated balance (or deficit) with respect to each Property as of the end of such year, and (iv) a comparison of the amounts expended or incurred to the annual FF&E/capital budget for such year. In the event that, for any Property, the amount in clause (i) above shall exceed the amount in clause (ii) above (such excess being herein called "Excess Reserve Funds"), the amount of Excess Reserve Funds for each Property shall be deposited into the FF&E Account (and to the designated sub-accounts for each such Property), concurrently with the delivery of the reconciliation statement to Lender, and the funds on deposit therein from time to time shall constitute additional collateral for the Loan. For purposes of determining whether there are Excess Reserve Funds for


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         calendar year 1999, Borrower hereby certifies to Lender that the amount of funds accumulated in the Combined Reserve Account with respect to each Property (or any deficit amounts if expenditures for any Property have exceeded the reserve amounts) as of December 31, 1998 are as set forth on Exhibit C attached hereto and made a part hereof. The amount of any such accumulated funds shall be added to (and the amount of any such deficit shall be subtracted from) the amount under clause (i) above for purposes of determining whether there are any Excess Reserve Funds with respect to calendar year 1999.

                  (b) So long as no Event of Default shall have occurred and the Debt Service Coverage Ratio for all Properties in the aggregate is at least equal to 1.50 (as shown by Borrower's most recent annual financial statements), the amounts so paid into the FF&E Account shall be paid out by Lender (to the extent of the amount of Excess Reserve Funds for the applicable Property), upon Lender's receipt from Borrower of a written request for such payment and a certification from a senior financial officer of Borrower that the requested funds are being applied exclusively for capital expenditures for a specified Property for which the reserve amounts for such Property for the current year are not sufficient (which certification shall include supporting calculations of reserve amounts available and expended and a reconciliation thereof to the current annual FF&E/capital budget). Lender shall not be required to release Excess Reserve Funds reserved with respect to any Property if such funds are to be applied (in whole or in part) to any other Property. The right to have funds paid out of the FF&E Account and applied as provided above shall be conditioned upon Borrower providing to Lender, (i) on an annual basis, a copy of each annual FFE/capital budget for each Property, and (ii) any changes in such budget that may be made from time to time during any year.

                  (c) In the event that either (A) the Debt Service Coverage Ratio shall become less than 1.50 (as shown by Borrower's most recent annual financial statements), or (B) an Event of Default shall have occurred, then (i) the Lessee shall no longer offset the reserve amounts against the monthly rental payments under the Primary Leases, and Borrower shall cause the amount required to be reserved (i.e., 4% of suite revenues, or any greater amount required at such time under paragraph (d) of this Section) for each Property to be deposited into the FF&E Account on a monthly basis, (ii) the FF&E/capital budgets for each Property and any changes therein shall be subject to Lender's prior, written approval, and (iii) Lender shall retain all reserve funds in the FF&E Account and shall authorize payment out of the FF&E Account of only such amounts as are necessary from time to time to pay for items provided for under the FF&E/capital budgets for each Property approved by Lender (including amounts incurred under FF&E/capital budgets applicable for the preceding year for work not completed and/or paid for in the prior year) or for other capital expenditures approved by Lender on a case-by-case basis, subject to Lender receiving copies of invoices, receipts, contracts, and other evidence satisfactory to Lender of the amounts and purposes of such payments, and subject to such procedures as Lender reasonably may require to ensure proper use and application of any funds disbursed by Lender. Lender shall not be required to make disbursements of funds from the FF&E Account more frequently than monthly. Upon the occurrence of an Event of Default, Lender shall have no further obligation to release or apply funds in the FF&E Account, and the same shall constitute additional collateral for the Loan and may be applied to the indebtedness under the Loan Documents or to the


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         Properties or any obligations relating to the Properties as Lender shall determine in its sole discretion.

                  (d) In addition to the reserve amounts required above, in the event that (i) the Licensor determines that any one or more of the Properties requires substantial replacements, upgrades, or improvements in order to enable such Property or Properties to continue to meet the standards and requirements imposed by the applicable License Agreement(s), and (ii) Lender determines in good faith that the amounts being reserved for FF&E and capital expenditures for any such Property will not be adequate to enable Borrower to meet the standards and requirements of such License Agreement(s) and otherwise maintain such Properties as required by the Primary Leases, Management Agreements and Loan Documents, Lender reserves the right to increase the reserves required to be maintained by Borrower to levels that are sufficient for such purpose. Any such increased reserves shall be paid to Lender by Borrower on a monthly basis and shall be held by Lender in the FF&E Account, for application in the manner provided in paragraphs (b) or
         (c) above (as applicable).

                  (e) The provisions of paragraphs (a) and (b) above shall be applicable only so long as Promus Hotels, Inc. and Promus Hotels Florida, Inc. are managing the Properties and only so long as there has been no default (after notice and expiration of any cure period, if applicable to such default) under the Management Agreements. If paragraphs (a) and (b) become inapplicable under the terms of the preceding sentence, paragraph (c) of this Section shall thereupon and thereafter govern the handling of reserves for FF&E and capital expenditures (without regard to the Debt Service Coverage Ratio at the time). If a party other than the aforesaid Manager becomes the manager of the Hotels in accordance with the provisions of Section 8 hereof, Lender will give good faith consideration to a request by Borrower to accommodate the reserve funding mechanisms that Borrower, Lessee, and such new manager may wish to implement, but Lender shall not be obligated to accept any mechanism other than that provided for in said paragraph (d).

         4. RELEASES OF PROPERTIES. Borrower may sell one or more of the individual Properties included in the Collateral to a third party in an arm's length sale transaction and obtain a release of such Property from the lien of the applicable Mortgage, subject to satisfaction of the following conditions:

                  (a) Requests for releases shall be made in writing and may be made on not more than three (3) occasions during the term of the Loan and further, any such partial release must occur prior to the last 24 months of the end of the term of the Loan;

                  (b) Following each release, at least four (4) Properties located in at least three (3) different states must remain subject to the Mortgages;

                  (c) Borrower shall pay to Lender 115% of the Allocated Loan Amount for the released Property, together with any applicable Prepayment Premium on the total principal amount so paid;


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                  (d) The aggregate Debt Service Coverage Ratio for all of the
         Properties remaining after such release (calculated for the most recent full twelve month period prior to the effective date of such release) is the greater of (i) 2.50 to 1.00 and (ii) the current Debt Service Coverage Ratio for all Properties at the time of release (it being agreed that Borrower will provide financial information for the applicable 12-month period, in such form and detail as Lender reasonably may require, to permit Lender to calculate the Debt Service Coverage Ratio for such period);

                  (e) The Loan to Value Ratio (determined as of a date within sixty (60) days prior to the effective date of the release) does not exceed fifty percent (50%), and, upon completion of the release, the Loan to Value Ratio will not be higher than the Loan to Value Ratio prior to the release (it being agreed that Borrower will provide such financial and other information for the Properties, in such form and detail as Lender reasonably may require, to permit Lender to calculate the Loan to Value Ratios of the Properties at such time, both before and after such release);

                  (f) There shall have been no material deterioration of the physical quality of any of the Properties that remain part of the Collateral, relative to their condition as of the Closing Date (it being agreed that Lender's representatives and/or a third party engineering consultant retained by Lender, at Borrower's expense, shall be entitled to inspect the Properties to verify whether such deterioration has occurred);

                  (g) Borrower shall pay all reasonable costs and expenses incurred by Lender (including attorneys' fees and costs, costs of obtaining appraisals, engineering consultants, and other third-party costs, but excluding travel and other internal costs of Lender), and shall pay a $15,000 servicing fee, of which one-half shall be paid at the time of the request for release and the other half of which shall be paid if (and only if) the release is approved by Lender; and

                  (h) There exists no Event of Default.

Requests for releases shall be submitted by Borrower in writing at least sixty
(60) days prior to the proposed release date, and Borrower shall include in such request the anticipated date of the closing of the sale, the name of the proposed buyer, a copy of the applicable terms of sale, and a calculation by Borrower of what it believes the Debt Service Coverage Ratio of the Properties has been over the most recent 12-month period (with supporting financial information showing NOI on a Property-by-Property basis over such period).

         5. SUBSTITUTION OF PROPERTIES. Borrower shall have the right to request that Lender accept additional, substitute real estate and related personal property collateral for one or more of the Properties included in the security for the Loan. Lender agrees to approve such request if (and only if) the following conditions and requirements are satisfied:

                  (a) Requests for substitution may be made on not more than three (3) occasions during the term of the Loan, and any such substitution must occur prior to the last 24 months of the term of the Loan;


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                  (b) The substitute property is a full-service hotel property comparable (or better) in class and market position to the Properties and located within the continental United States in a comparable (or better) market area as the Property for which it is being substituted, with acceptable license and management agreements as determined by Lender in its reasonable judgment;

                  (c) Following the substitution, the real estate collateral securing the Loan shall be located in at least four (4) different states;

                  (d) The substitute property must comply with the requirements of the Application in all respects, including, without limitation, those relating to Loan Documents, title, survey, compliance with zoning, building, environmental and land use laws, management and license agreement requirements, construction and engineering, insurance, leases, licenses, real estate taxes, legal opinions, estoppel certificates, and all other terms and conditions of the Application;

                  (e) The NOI from the substitute Property for the twelve (12) month period preceding the substitution shall equal or exceed the NOI from the Property being replaced;

                  (f) The physical condition of the collateral being considered for substitution must not be of lesser quality, as determined by Lender in its reasonable judgment (it being agreed that Lender's representatives and/or a third party engineering consultant retained by Lender, at Borrower's expense, shall be entitled to inspect the substitute property verify its physical condition); and the Fair Market Value of such property must not be materially less than that of the Property being replaced (Fair Market Value to be determined in the manner described in this Agreement);

                  (g) The Debt Service Coverage Ratio calculated with respect to the Properties (including the substitute property, but excluding the Property being replaced and all other Properties previously released from the lien of the Mortgages) is equal to or greater than 2.50 to
         1.00 for the most recent full twelve (12) month period prior to the date of the proposed substitution;

                  (h) The Loan to Value Ratio (determined as of a date within sixty (60) days prior to the effective date of the release), calculated with respect to the Properties, including the substitute property but excluding the Property being replaced and all other parcels previously released from the lien of the Mortgage, does not exceed fifty percent (50%);

                  (i) Borrower shall pay all reasonable costs and expenses incurred by Lender (including attorneys' fees and costs, costs of obtaining appraisals, engineering consultants, and other third-party costs, but excluding travel and other internal costs of Lender), and shall pay a $40,000 servicing fee, of which one-half shall be paid at the time of such request for release and the other half of which shall be paid if (and only if) the release is approved by Lender; and

                  (j) There exists no Event of Default.


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

Requests for substitution shall be submitted by Borrower in writing at least sixty (60) days prior to the proposed substitution date, and Borrower shall include in such request all financial and other descriptive information provided to Lender with respect to the Properties in connection with the Application and a calculation by Borrower of what it believes the Debt Service Coverage Ratio of the Properties has been over the most recent 12-month period (with supporting financial information showing NOI on a Property-by-Property basis over such period).

         6. POSSIBLE POST-CLOSING RELEASE OF PORTIONS OF PROPERTIES.

         A. Minneapolis Property. The Minneapolis Property includes an unimproved parcel of land referred to as "Outlot A" and located as shown on Exhibit C-1 attached hereto and made a part hereof (the "Outlot A"), a portion of which provides a part of the parking required to assure compliance by the Property with applicable zoning. Borrower has advised Lender that after Closing Borrower intends to seek to have Outlot A (or a portion thereof) released from the lien of the Mortgage encumbering the Minneapolis Property in connection with the sale or development of Outlot A (or such portion thereof), reserving easement rights for parking and access over Outlot A (or the portion thereof being sold or developed) as may be necessary to provide parking required to assure compliance by the remainder of the Minneapolis Property with applicable zoning requirements and the reasonable needs of the Hotel thereon. Lender shall permit the release of Outlot A (or such portion thereof) without payment of any prepayment premium or release payment, subject to satisfaction of the following conditions:

                  (a) Borrower shall provide Lender evidence satisfactory to Lender, in its good faith judgment, that (w) the intended use of Outlot A is reasonably compatible with the Hotel (it being agreed that use as a convenience store or restaurant would be a compatible use), (x) the remainder of the Minneapolis Property following the release of Outlot A (or the portion thereof being sold or developed), together with the easement rights for parking reserved over Outlot A or such portion (which easement rights shall be subject to the lien of the Mortgage), satisfies all applicable zoning requirements, including those applicable to parking, and that reasonable amounts of parking shall remain available to the Hotel (and Borrower expressly agrees that the currently unimproved portions of Outlot A that are not used for building and for required landscaping and buffer areas will be paved to provide additional parking), (y) any subdivision or other governmental approvals that may be required to permit the separation of ownership of Outlot A (or such portion thereof) from the Property has been completed in accordance with applicable laws and (z) Outlot A (or the portion thereof being sold or separately developed) is a separate tax parcel, which evidence of the foregoing shall include, but not be limited to, an affirmative title insurance endorsement, an opinion of counsel or a letter from the applicable governmental agency;

                  (b) No Event of Default has occurred, nor is there any default which, with notice, the passage of time, or both, would constitute an Event of Default under the Loan Documents;

                  (c) The Lender shall have the right to approve the form and content of any easements or covenants between Borrower and the owners from time to time of Outlot A


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

         (or the portion thereof being sold or separately developed), whether benefiting or encumbering the portion of the Minneapolis Property remaining subject to the Mortgage;

                  (d) The applicable Mortgage shall be amended to contain such other provisions as Lender shall reasonably deem necessary or appropriate to protect its security interest in, and the value of, the Minneapolis Property; and

                  (e) The Borrower will pay all reasonable costs and expenses required to (i) satisfy such conditions, including costs of title coverages and endorsements and attorneys' fees and costs incurred by Lender in determining whether the foregoing conditions have been satisfied and (ii) effect the release of Outlot A (or the portion thereof being sold or separately developed) from the lien of the applicable Mortgage.

         B. Ft. Lauderdale Property. The Ft. Lauderdale Property includes land currently devoted to parking and located as shown on Exhibit C-3 attached hereto and made a part hereof (the "Excess Parking Parcel"). Borrower believes that the parking provided on the Excess Parking Parcel is in excess of that required to meet zoning requirements applicable to the Hotel and in excess of the reasonable needs of the Hotel. In addition, there is an unpaved area between the Hotel and the Excess Parking Parcel (the "Unpaved Area") that could be paved to provide additional parking. Borrower has advised Lender that it currently intends to seek to have the Excess Parking Parcel released from the lien of the Mortgage encumbering the Ft. Lauderdale Property in connection with the sale or development of the Excess Parking Parcel, reserving easement rights for parking and access over the Excess Parking Parcel so as to provide parking required to assure compliance by the remainder of the Ft. Lauderdale Property with applicable zoning requirements and the reasonable needs of the Hotel on such Property. Lender shall permit the release of the Excess Parking Parcel without payment of any prepayment premium or release payment, subject to satisfaction of the following conditions:

                  (a) Borrower shall provide Lender evidence satisfactory to Lender, in its good faith judgment, that (w) the intended use of the Excess Parking Parcel is reasonably compatible with the Hotel (it being agreed that use as a four-story commercial office building would be a compatible use), (x) the remainder of the Ft. Lauderdale Property following the release of Excess Parking Parcel, together with the easement rights for parking reserved over the Excess Parking Parcel (which easement rights shall be subject to the lien of the Mortgage), satisfies all applicable zoning requirements, including those applicable to parking, and that reasonable amounts of parking shall remain available to the Hotel (and Borrower expressly agrees that the Unpaved Area will be paved to provide approximately 50 spaces of additional parking for the Hotel), (y) any subdivision or other governmental approvals that may be required to permit the separation of ownership of the Excess Parking Parcel from the Ft. Lauderdale Property has been completed in accordance with applicable laws and (z) the Excess Parking Parcel is a separate tax parcel, which evidence of the foregoing shall include, but not be limited to, an affirmative title insurance endorsement, an opinion of counsel or a letter from the applicable governmental agency;

                  (b) No Event of Default has occurred, nor is there any default which, with notice, the passage of time, or both, would constitute an Event of Default under the Loan Documents;

                  (c) The Lender shall have the right to approve the form and content of any easements or covenants between Borrower and the owners from time to time of the Excess Parking Parcel, whether benefiting or encumbering the portion of the Ft. Lauderdale Property remaining subject to the Mortgage;

                  (d) The applicable Mortgage shall be amended to contain such other provisions as Lender shall reasonably deem necessary or appropriate to protect its security interest in, and the value of, the Ft. Lauderdale Property; and

                  (e) The Borrower will pay all reasonable costs and expenses required to (i) satisfy such conditions, including costs of title coverages and endorsements and attorneys' fees and costs incurred by Lender in determining whether the foregoing conditions have been satisfied and (ii) effect the release of the Excess Parking Parcel from the lien of the applicable Mortgage.

         C. Requests for Release. Any request for a release of any of the parcels described above (individually, a "Release Parcel" and collectively, the "Release Parcel") shall be submitted by Borrower in writing at least sixty (60) days prior to the proposed release date, and Borrower shall include in such request (i) the anticipated date for such release, (ii) the name of any proposed buyer of the applicable Release Parcel, (iii) its intended use of the Release Parcel, (iv) a copy of the applicable terms of sale, (v) an exact legal description of the Release Parcel (which description shall delineate a parcel that substantially conforms to the size, location and configuration of the respective parcels shown on Exhibits C-1, C-2, and C-3 hereto), (vi) a calculation of the acreage thereof, and (vii) a site plan showing the anticipated configuration of the Property after the release of the Release Parcel (including parking for the applicable Hotel after the sale of the Release Parcel, and the size, location, and use of the proposed improvements that will be constructed on the Release Parcel and any access rights and parking that will be provided for the Release Parcel). If any changes to information or documentation arise between the date of initial submission to Lender and the date for release, Borrower shall promptly provide the same to Lender, with any changes expressly identified or visually highlighted; provided, that Lender shall have a reasonable time (which shall in no event be less than ten (10) business days) written notice of such changes prior to being required to execute a release of the Release Parcel; and provided further, that such changes do not substantially change the nature of the request or result in a failure to meet the conditions for release under this Section. In the event that any request for release is submitted to Lender later than eighteen (18) months following the date of this Agreement, Lender shall be entitled to charge an administrative fee for the processing of such release request, in the amount of $10,000, of which $5,000 shall be payable at the time of such request and the balance of such $5,000 to be payable at the time Lender is to deliver such release (and Lender's receipt of such fee shall be a condition to Lender's obligation to provide such release).

         7. PROPOSED DEVELOPMENT OF AN ADDITION TO THE MILPITAS PROPERTY. Borrower has advised Lender that it may construct an addition to the Milpitas Property (the "Addition"). The nature of such Addition, the manner in which it will be funded and constructed, and the impact such Addition will have on the Collateral and the Loan shall be matters that will be subject to Lender's approval, and Lender will be entitled to impose such conditions and requirements in connection with the Addition as Lender reasonably shall deem necessary or appropriate to protect the Collateral and its interests under the Loan Documents.

         8. RENEWAL OR REPLACEMENT OF PRIMARY LEASES, MANAGEMENT AND LICENSE AGREEMENTS. The parties acknowledge that each of the Primary Leases and each of the Management Agreements and License Agreements for each Property expire prior to the maturity date of the Loan. These documents constitute a critical basis for Lender's approval of the Loan and are, in Lender's judgment, important to maintaining the value of the Collateral. Therefore, Borrower agrees as follows:

                  (a) As of the expiration date of any of the Primary Leases, unless (i) such Leases shall have been extended or renewed with the Lessee (including any Successor Lessee), or (ii) Borrower shall have entered into replacement operating leases with a new lessee (and the provisions of paragraphs (i) through (iv) and paragraph (viii) of
         Section 7.3 of each of the Mortgages are satisfied with respect to such new lessee), and (iii) in the case of either (i) or (ii) above, such extension, renewal, or replacement of the Primary Lease (x) shall have a term that expires no earlier than 18 months following the maturity date of the Loan, (y) shall provide for a rental rate equivalent to the rates generally being paid under the Primary Leases or in the market for similar operating leases with hotel REIT's (as demonstrated by Borrower to the reasonable satisfaction of Lender), and (z) shall otherwise be in substantially the same form as the Primary Leases (or with only such variations from such form as are reasonably acceptable to Lender), then the expiration of the Primary Leases (or any of them) shall constitute ---- an Event of Default, AND THE EXCULPATED PARTIES SHALL BE LIABLE, JOINTLY AND SEVERALLY, ON A FULL RECOURSE BASIS, FOR ALL PRINCIPAL, INTEREST, AND OTHER SUMS PAYABLE BY BORROWER UNDER THE LOAN DOCUMENTS.

                  (b) As of the expiration date of any of the Management Agreements or License Agreements, unless (i) such agreements shall have been extended or renewed with the existing Manager or Licensor, or (ii) the Lessee shall have entered into replacement management and license agreements with a new management company and/or franchisor (as applicable), which must be a nationally-recognized manager or franchisor (as applicable) of hotel properties of equivalent (or better) class as the Properties and whose financial condition and business reputation are reasonably acceptable to Lender, and (iii) in the case of either (i) or (ii) above, such extensions, renewals, or replacements of the Management Agreements and License Agreements (x) shall have a term that expires no later than 18 months following the maturity date of the Loan, (y) shall contain economic terms equivalent to those in the Management Agreements or License Agreements, as applicable, or generally applicable in the market at the time for similar agreements (as demonstrated by Borrower to the reasonable satisfaction of Lender), and (z) shall otherwise be in form and content reasonably acceptable to Lender, then the expiration of the Management Agreements or License Agreements (or any of them) shall constitute an Event of Default, AND THE EXCULPATED PARTIES SHALL BE LIABLE, JOINTLY AND SEVERALLY, ON A FULL RECOURSE BASIS, FOR ALL PRINCIPAL, INTEREST, AND OTHER SUMS PAYABLE BY BORROWER UNDER THE LOAN DOCUMENTS.

                  (c) Borrower agrees to provide to Lender a copy of the forms of the documents by which the Primary Leases, Management Agreements, or License Agreements are to be extended, renewed, or replaced, together with the identity of the proposed lessee, manager, or licensor and (in the case of any new lessee, manager, or licensor) supporting information sufficient to enable Lender to determine the experience, reputation, and financial condition of each such entity, at least ninety (90) days prior to the expiration dates of the existing agreements and to execution of any such agreements or otherwise granted rights by the Borrower or Lessee. To the extent that the Lessee, Manager, or Licensor have entered into agreements for the benefit of Lender in connection with the Loan, any extension, renewal, or replacement of the Primary Leases, Management Agreements, and License Agreements shall be subject to the same agreements, and each of (i) the Lessee or any Successor Lessee (as the case may be) and (ii) the Manager and Licensor or any successor manager or licensor (as the case may be) shall enter into documents that expressly confirm that the terms of such agreements with Lender apply to the extensions, renewals, or replacements of the Primary Leases, Management Agreements and License Agreements, which documents shall be satisfactory in form and substance to Lender. Upon execution of any extension, renewal, or replacement of any Primary Lease, Management Agreement, or License Agreement and related documents in accordance with the requirements of this Section, all references in the Loan Documents to the Primary Leases, Management Agreements, or License Agreements shall be deemed to mean and refer to such extension, renewal or replacement thereof. In any case in which the Lessee is replaced by a new lessee, all references in the Loan Documents to the Lessee shall be deemed to mean and refer to such new lessee (and such new lessee shall also be deemed a "Successor Lessee" where such term is applicable under the Loan Documents), and in any case in which the Manager or Licensor is replaced by a new manager or licensor, all references in the Loan Documents to the Manager or Licensor shall be deemed to mean and refer to such new manager or licensor.

                  (d) Borrower shall pay all reasonable costs and expenses incurred by Lender (including attorneys' fees and costs and other third-party costs, but excluding travel and other internal costs of Lender) in connection with the review and evaluation of the matters described above. In addition, on account of such review and evaluation by Lender, Borrower shall pay a servicing fee, which shall be $15,000 if the Primary Leases, Management Agreements, and License Agreements are extended or renewed with the existing Lessee, Manager, and Licensor, as the case may be, and shall be $60,000 if a new lessee, new manager, or new licensor as the case may be, are retained.

                  (e) The provisions of this Section 8 shall also apply to any case in which the Borrower shall terminate any Primary Lease on account of a default by the Lessee thereunder (so long as such default has not resulted in an Event of Default under the Loan Documents), and to any case in which the Lessee shall terminate any Management Agreement or License Agreement on account of a default by the Manager or Licensor thereunder. In each such case, any Primary Lease or any Management Agreement or License Agreement so terminated must be replaced by a management agreement or license agreement meeting the foregoing requirements of this Section; provided, that (i) the Exculpated Parties shall not have recourse liability on account of any such termination, except to the extent of the actual damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Lender (expressly including any diminution, loss or damage to the Collateral) as a result of the failure to enter into replacement agreements within thirty (30) days after such termination, and (ii) Borrower shall not be required to pay a servicing fee with respect to Lender's review and evaluation of any new lessee, manager, or licensor.

         9. DETERMINATION OF FAIR MARKET VALUE. In any case in which (i) the Loan to Value Ratio is to be determined under this Agreement and (ii) Lender and Borrower have not reached agreement on the Fair Market Value of the applicable Properties for purposes of determining such Loan to Value Ratio within ten (10) business days after Lender has advised Borrower in writing of Lender's determination of such Fair Market Value based on Lender's standard property valuation methods, the Fair Market Value of the applicable properties shall be determined in accordance with the following provisions of this Section:

                  (a) At any time following expiration of such ten business day period, either party may notify the other that it desires to determine the Fair Market Value of the Properties by appraisal pursuant to the terms of this Section (such notice being referred to herein as an "Appraisal Notice"). Within seven (7) business days following delivery or receipt of an Appraisal Notice, Lender shall notify Borrower in writing (a "Lender Selection Notice") of a Qualified Appraiser with respect to each Property that Lender will appoint to determine the Fair Market Value of each of the Properties. Any Appraisal Notice given by Borrower to Lender shall expressly state, IN BOLD AND UNDERLINED TYPE, that Lender must designate a Qualified Appraiser for each Property within seven (7) business days after receipt of the Appraisal Notice, or Lender may lose the right to appoint one or more Qualified Appraisers. If Lender shall fail to designate a Qualified Appraiser for any Property within such seven business day period, and if such failure shall continue for an additional three (3) business days after written notice of such failure by Borrower to Lender (which second notice shall expressly state, IN BOLD AND UNDERLINED TYPE, that Lender's failure to respond within such three (3) business day period will waive Lender's right to appoint one or more Qualified Appraiser), then, as to each and every Property as to which Lender shall have failed to designate a Qualified Appraiser, the Borrower shall be entitled to appoint the Qualified Appraiser and the Qualified Appraiser(s) so appointed by Borrower shall proceed alone to determine the Fair Market Values of the Properties as described below.

                  (b) Within seven (7) business days after Borrower's receipt of a Lender Selection Notice, Borrower shall either (i) agree to Lender's selection of the Qualified Appraisers for each Property (in which case such Qualified Appraisers alone shall proceed to determine the Fair Market Values of the Properties as described below) or (ii) designate a second Qualified Appraiser for any one or more of the Properties, by giving to Lender written notice of such designation. If Borrower shall fail to designate a Qualified Appraiser for any one or more Properties within such seven (7) business day period, and if such failure shall continue for an additional three (3) business days after written notice of such failure by Lender to Borrower (which second notice shall expressly state, IN BOLD AND UNDERLINED TYPE, that Borrower's failure to respond within such three (3) business day period will waive Borrower's right to appoint Qualified Appraisers), then, as to each and every Property as to which Borrower shall have failed to designate a second Qualified Appraiser, the Qualified Appraiser selected by Lender shall proceed alone to determine the Fair Market Values of the Properties as described below.

                  (c) In any case in which both Lender and Borrower shall have timely selected different Qualified Appraisers for any Property, the Qualified Appraisers selected by Lender and Borrower for each such Property shall select a third Qualified Appraiser for each such Property by their mutual agreement (without input or influence by either Lender or Borrower) within seven (7) business days after both such Qualified Appraisers have been appointed. Should the Qualified Appraisers be unable to reach agreement on a third Qualified Appraiser within such period, then, at the end of such seven business day period, each of them shall name two (2) potential, qualified candidates they would choose to serve as the third Qualified Appraiser, and the third Qualified Appraiser shall be selected randomly from among the four candidates.

                  (d) The Qualified Appraiser(s) for each Property shall be directed to perform an independent appraisal of such Property, using both an income approach and a comparable sale approach to valuation and, on the basis of both approaches, to state in a written report its analysis and opinion of the Fair Market Value of each Property. Borrower shall provide (and shall cause Lessee to provide pursuant to the Primary Lease) each Qualified Appraiser with reasonable access to the applicable Property, all books and records relating to such Property, and such other information as is customarily required in order to allow each Qualified Appraiser to perform its appraisal (and shall afford each of the Qualified Appraisers the same quality and quantity of information on each Property). Each Qualified Appraiser shall be provided with the definition of "Fair Market Value" and the methods of appraisal provided under this Agreement, but neither party shall otherwise direct any Qualified Appraiser regarding the assumptions to be used in determining Fair Market Value. Each Qualified Appraiser shall be treated as having been selected and appointed jointly by Lender and Borrower and shall be expected to conduct itself accordingly, without regard to which party initially selected such Qualified Appraiser or to which party is responsible for its fees and expenses. The parties shall direct each Qualified Appraiser to furnish to Borrower and Lender simultaneously a draft copy of its report within thirty (30) days of being retained. Borrower and Lender may comment in writing on the report or reports of the Qualified Appraisers during a period of five (5) business days after receipt of the draft report (which comments may include, without limitation, disagreements with the assumptions used, though no Qualified Appraiser shall be bound by the views of either party on such assumptions), and within ten (10) business days after delivery of the draft report, each Qualified Appraiser shall deliver its final report (the "Final Appraisal Report"), which shall be addressed to both Borrower and Lender.

                  (e) If, as to any Property, only one Qualified Appraiser shall have been selected to determine Fair Market Value, the Fair Market Value of such Property shall be as set forth in the Final Appraisal Report of such Qualified Appraiser. If, as to any Property, three Qualified Appraisers have been selected to determine Fair Market Value, then (i) the values reflected in the Final Appraisal Reports shall be compared to determine the two that are closest together arithmetically,
         (ii) the third value shall be discarded, and (iii) the two closest values shall be averaged by simple arithmetic average, and such average shall be the Fair Market Value of such Property. For example, if the three Final Appraisal Reports indicate a "Fair Market Value" of a Property to be $10,200,000, $11,200,000, and $12,000,000, respectively, the $10,200,000 amount would
         be discarded, and the $11,200,000 and $12,000,000 amounts would be averaged, to yield a Fair Market Value of $11,600,000.

                  (f) All costs and expenses of retaining the Qualified Appraisers and obtaining their reports shall be paid by Borrower. If, at any point during the appraisal process, the parties shall reach agreement on the Fair Market Value of one or more Properties (and shall reflect such agreement in writing), the appraisal process as to such Property or Properties shall be discontinued, and the parties shall endeavor to include provisions in any retention letter or similar agreement permitting termination of such retention at any time.

         9. WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         10. MISCELLANEOUS.

                  (a) The captions and headings of various Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting, in any way, the scope or intent of the provisions hereof. The Recitals to this Agreement and all exhibits or schedules attached hereto are hereby incorporated into and shall be deemed a part of this Agreement. Use of the terms "herein", "hereof", "hereto" and similar terms shall be deemed to refer to this Agreement generally and not to any particular provision of this Agreement, unless otherwise expressly stated in such reference. The terms "including" or "include" shall be deemed to mean including or include by way of example and not limitation.

                  (b) Notices under this Agreement shall be given in the manner and to the persons and addresses provided under the Mortgages.

                  (c) No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

                  (d) THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

                  (e) Time is hereby declared to be of the essence of this Agreement and of every part hereof.

                  (f) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  (g) Each of Borrower and Lender have been represented by counsel in connection with the Loan, who have been actively involved in the negotiation of this Agreement. Accordingly, the Agreement shall be interpreted without reference to the party who drafted (or whose counsel drafted) this Agreement.

                  (h) Subject to the limitations on Transfers contained in the Mortgages, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

                    [BALANCE OF PAGE IS INTENTIONALLY BLANK]

                  (i) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, insofar as the laws of such jurisdiction are applicable to this Agreement, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  (j) The obligations of the Borrower under this Agreement are subject to the recourse limitations contained in the Note and Mortgages, which provisions are hereby incorporated herein by this reference as if fully set forth at length herein.

         IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.


BORROWER:                              FELCOR/CSS HOLDINGS, L.P., a Delaware
                                       limited partnership

                                       By: FelCor/CSS Hotels, LLC, a Delaware
                                           limited liability company, its
                                           General Partner



                                           By: /s/ JOEL EASTMAN
                                               ---------------------------------

                                           Its: VP
                                                --------------------------------



LENDER:                                THE PRUDENTIAL INSURANCE COMPANY
                                       OF AMERICA, a New Jersey corporation



                                       By: /s/ MOLLY ARPIN
                                           -------------------------------------
                                                   Vice President

                                    EXHIBIT A

                               LIST OF PROPERTIES



                      The following Embassy Suites Hotels:


                       Minneapolis Airport, MN (310 rooms)

                         Ft. Lauderdale, FL (359 rooms)

                              Miami, FL (316 rooms)

                              Napa, CA (205 rooms)

                           Baton Rouge, LA (224 rooms)

                            Milpitas, CA (266 rooms)

                           Birmingham, AL (242 rooms)

                                    EXHIBIT B

                       SCHEDULE OF ALLOCABLE LOAN AMOUNTS



            Minneapolis Airport, MN                  $16,000,000

            Ft. Lauderdale, FL                       $16,700,000

            Miami, FL                                $13,500,000

            Napa, CA                                 $11,400,000

            Baton Rouge, LA                          $ 8,100,000

            Milpitas, CA                             $21,700,000

            Birmingham, AL                           $12,600,000